EXHIBIT 5




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                               September 12, 2001


MarketU, Inc.
Suite 101, 20145 Stewart Crescent
Maple Ridge, British Columbia
Canada V2X 0T6


         This letter will constitute an opinion upon the legality of the sale by MarketU, Inc., a Nevada corporation, of up to 2,500,000 shares of common stock, all as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission. This letter will also constitute an opinion upon the legality of the sale by certain Selling Shareholders of the Company of shares of common stock issuable upon the exercise of options or shares issued as stock bonuses pursuant to the stock option and stock bonus plans referred to in such Registration Statement.

         We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Nevada, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares when issued will be legally issued, fully paid, and nonassessable.

                                  Very truly yours,

                                  HART & TRINEN, L.L.P.


                                  /s/ William T. Hart